QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

        This Registration Rights Agreement (the "Agreement") is entered into as of August 28, 2002 by and between Yahoo! Inc, a Delaware corporation (the "Company"), and Acqua Wellington Private Placement Fund Ltd. and Acqua Wellington Opportunity I Limited (the "Stockholders").

RECITALS

        1.    The Stockholders have entered into an agreement (the "Stock Purchase Agreement") with SOFTBANK America, Inc. ("SOFTBANK") pursuant to which SOFTBANK has agreed to sell to the Stockholders shares of the Company's Common Stock (together with the associated preferred share purchase rights) held by SOFTBANK during the period beginning on the effective date of the Stock Purchase Agreement and ending on August 21, 2002 (the "Shares").

        2.    The Company has had no involvement in the sale of the Shares; however, in order to facilitate an orderly trading market for its Common Stock, the Company has agreed to grant certain registration rights to the Stockholders with respect to the Shares.

        3.    The Company wishes to execute this Agreement and grant the Stockholders the rights contained herein.

AGREEMENT

        The parties hereby agree as follows:

        1.    Registration Rights.

          1.1  Definitions. For purposes of this Section 1:

            (a)  The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the subsequent declaration or ordering of the effectiveness of such registration statement or document by the Securities and Exchange Commission ("SEC").

            (b)  The term "Registrable Securities" means:

                (i)  the Shares; and

              (ii)  any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in connection with a stock split, or in exchange for or in replacement of, the Shares, excluding in all cases, however, any securities (x) sold by a person in a transaction in which his or her rights under this Agreement are not assigned in accordance with the terms hereof; or (y) sold or otherwise transferred (except in a transaction or series of transactions "not including any public offering" as that phrase is used in Section 4(2) of the Securities Act).

            (c)  The term "Holder" means any holder of outstanding Registrable Securities who, subject to the limitations set forth in Section 1.8 below, acquired such Registrable Securities in a transaction or series of transactions not involving any public offering and excludes, without limitation, any holder who acquired such shares pursuant to an effective registration statement or Rule 144 promulgated under the Securities Act.

            (d)  The term "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          1.2  Form S-3 Registration. If the Company shall receive from any Holder or Holder(s) owning in the aggregate at least fifty percent (50%) of the then-outstanding Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holder(s), the Company will:

            (a)  promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holder(s); and

            (b)  as soon as practicable, effect such registration and all such qualifications and compliances as may be reasonably so requested and as would permit and facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder(s) joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to cause any such registration, qualification or compliance, pursuant to this Section 1.2 to become effective:

                (i)  if Form S-3 is not available for such offering by the Holder(s);

              (ii)  if the Holder(s), together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $20,000,000;

              (iii)  if the Company shall furnish to the Holder(s) a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company stating that in the good faith judgment of the such officer, it would be seriously detrimental to the Company and its Stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holder(s) under this Section 1.2;

              (iv)  if the Company has already effected one (1) registration on Form S-3 for any Holder pursuant to this Section 1.2; or

              (vi)  in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

            (c)  Subject to the foregoing, the Company shall file a registration statement on Form S-3 covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holder(s) (but no later than thirty (30) days following the Company's receipt of such request). All expenses incurred in connection with a registration requested pursuant to this Section 1.2, including (without limitation) all registration, filing, qualification, printer and accounting fees, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration begun pursuant to this Section 1.2 if the registration request is subsequently withdrawn at the request of the Holder, unless, at the time of such withdrawal, the Holder has learned of a material adverse change in the condition of the Company from that known to the Holder at the time of its request and has withdrawn the request with reasonable promptness upon obtaining knowledge of such material adverse change. The Company shall not be required to pay any underwriters' or brokers' fees, discounts or commissions relating to the Registrable Securities, or the fees or expenses of separate counsel to the Holder(s).

            (d)  If a Holder intends to sell Registrable Securities pursuant to this Section 1.2, such Holder shall submit written notice to the Company (a "Notice of Sale") by facsimile transmission of such intention which shall include the name of the Holder, the number of shares of Registrable Securities that such Holder intends to sell and the Holder's telephone and facsimile numbers. The Company agrees not to disclose or permit disclosure of a Notice of Sale to third parties, other than to directors, officers, employees, consultants and agents of the Company, including the Company's counsel and transfer agent, who have the need to know of the existence of the Notice of Sale. (If the Notice of Sale is actually received in a day other than a business day, it will be deemed received on the next business day; the date on which the Notice of Sale is received is referred to as the "Notice Date;" the time on which the Notice of Sale is received is referred to as the "Notice Time".) Upon receiving a Notice of Sale from a Holder, the Company will notify the Holder as soon as reasonably practicable (but in no event later than the same time as the Notice Time on the next business day following the Notice Date) whether (i) the Company believes that the prospectus contained in the Registration Statement, as then amended or supplemented, is available for immediate use, whereupon the Company shall so notify the Holder(s) and the Holder(s) will have a period of five (5) days following such notification in which to sell its Registrable Securities or (ii) the Company believes that it is necessary or appropriate to file a supplement or file a post-effective amendment to the registration statement or the prospectus or any document incorporated therein by reference or file any other report or document so that, as thereafter delivered to the purchasers of the Registrable Securities, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading (a "Prospectus Update"). If the Company notifies the Holder(s) that it believes it may be necessary or appropriate to effectuate a Prospectus Update and the Company is not exercising any right it may have under Section 1.2(e) to postpone the Prospectus Update, the Company will thereupon use all reasonable efforts to effectuate such Prospectus Update as soon as reasonably possible, and not later than three (3) business days after the Notice of Sale is received by the Company, except that the Company will have up to an additional two (2) business days to effectuate such Prospectus Update if, because of the particular circumstances involved, the Company could not effectuate the Prospectus Update earlier, despite all reasonable diligence. As soon as the Prospectus Update has been effectuated, the Company will notify each Holder who has submitted a Notice of Sale that the prospectus is available for use, whereupon each such Holder will have a period of five (5) days in which to sell its Registrable Securities.

            (e)  The Company will be entitled to postpone, for the minimum period provided below, the filing of any Prospectus Update otherwise required to be prepared and filed by it pursuant hereto if, at the time it receives a Notice of Sale, the Company determines in its reasonable judgment, after consultation with counsel, that (i) the Company would be required to prepare and file any financial statements (other than those it customarily prepares or before it customarily files such financial statements), (ii) the Company would be required to file an amendment to the registration statement to describe facts or events which individually or in the aggregate represent a fundamental change in the information contained in the registration statement within the meaning of Item 512 of Regulation S-K promulgated under the Securities Act, or (iii) the filing would require the premature announcement of any financing, acquisition, corporate reorganization, contract or other material corporate transaction or development involving the Company such as the Company reasonably determines would be materially detrimental to the interests of the Company and its Stockholders. The postponement will be for the minimum period reasonably required for the Company to prepare and file the necessary documents, in the case of a postponement pursuant to (i) or (ii) above, or the minimum period reasonably required to avoid such premature disclosure, in the case of (iii) above, and which period will not be in excess of thirty (30) days unless, because of the unusual nature of the particular circumstances, it is necessary that the period extend beyond thirty (30) days.

            The Company will promptly give each Holder who has submitted a Notice of Sale notice of any postponement exercised pursuant to this Section 1.2(e). As soon as the Prospectus Update has been effectuated following a postponement effected pursuant to this

    Section 1.2(e), the Company will notify each Holder who has submitted a Notice of Sale that the prospectus is available for use, whereupon each such Holder will have a period of five (5) days in which to sell its Registrable Securities.

            (f)    The Holder(s) may not sell shares of Registrable Securities under this Section 1.2 without first (i) complying with the Notice of Sale requirements of Section 1.2(d) and (ii) allowing the Company to prepare Prospectus Updates (including any permitted postponements thereof) as set forth in Sections 1.2(d) and (e). A Holder will submit a Notice of Sale only if in good faith it actually intends to sell the Registrable Securities within such five (5) day period and with the understanding that a Notice of Sale is to be made only on the occasion that the sale of Registrable Securities is actually contemplated and not on a continual basis. A Holder will notify the Company by facsimile transmission promptly after it has completed or otherwise ceased sales following submission of a Notice of Sale. The Holder(s) will provide to the Company all information in the Holder(s)' possession or control, and will take all actions, as may be required in order to permit the Company to comply with all applicable requirements of the Securities Act and any applicable state securities laws.

            (g)  Under no circumstances shall the Company be required to keep a registration statement effective and available pursuant to this Section 1.2 for greater than one (1) year (which period includes any periods of delay permitted under Sections 1.2(d) and (e) above).

          1.3  Third Party S-3 Registration.

            (a)  The Company may, in its sole discretion and in lieu of its obligation to effect a registration for the Holder(s) pursuant to Section 1.2 above, permit the Holder(s) to include all of its Registrable Securities in an S-3 registration filed by the Company pursuant to the request of a third party holder of Company securities by submitting written notice thereof to the Holder(s), whereupon the Holder(s) shall have the option to include all of its Registrable Securities in such S-3 registration. The Holder(s) that elect to include Registrable Securities in such an S-3 registration shall forfeit its rights under Section 1.2 of this Agreement.

            (b)  Subject to the foregoing, the Company shall include in such S-3 registration the Registrable Securities requested to be registered therein by the Holder(s). All expenses incurred in connection with a registration requested pursuant to Section 1.3, including (without limitation) all registration, filing, qualification, printer and accounting fees, shall be borne by the Company. The Company shall not be required to pay any underwriters' or brokers' fees, discounts or commissions relating to the Registrable Securities, or the fees or expenses of separate counsel to the selling Holder(s).

            (c)  If a Holder intends to sell Registrable Securities pursuant to this Section 1.3, such Holder shall submit a Notice of Sale by facsimile transmission which shall include the name of the Holder, the number of shares of Registrable Securities that such Holder intends to sell and the Holder's telephone and facsimile numbers. Upon receiving a Notice of Sale from a Holder, the Company will notify the Holder as soon as reasonably practicable (but in no event later than the same time as the Notice Time on the next business day following the Notice Date) whether (i) the Company believes that the prospectus contained in the Registration Statement, as then amended or supplemented, is available for immediate use, whereupon the Company shall so notify the Holder(s) and the Holder(s) will have a period of five (5) days in which to sell its Registrable Securities or (ii) the Company believes that it is necessary or appropriate to file a Prospectus Update. If the Company notifies the Holder(s) that it believes it may be necessary or appropriate to effectuate a Prospectus Update and the Company is not exercising any right it may have under Section 1.3(d) to postpone the Prospectus Update, the Company will thereupon use all reasonable efforts to effectuate such Prospectus Update as soon as reasonably possible, and not later than three (3) business days after the Notice of Sale is received by the Company, except that the Company will have up to an additional two (2) business days to effectuate such Prospectus Update if, because of the particular circumstances involved, the Company could not effectuate the Prospectus Update earlier, despite all reasonable diligence. As soon as the Prospectus Update has been effectuated, the Company will notify each Holder who has submitted a Notice of Sale that the prospectus is available for use, whereupon each such Holder will have a period of five (5) days in which to sell its Registrable Securities.

            (d)  The Company will be entitled to postpone, for the minimum period provided below, the filing of any Prospectus Update otherwise required to be prepared and filed by it pursuant hereto if, at the time it receives a Notice of Sale, the Company determines in its reasonable judgment, after consultation with counsel, that (i) the Company would be required to prepare and file any financial statements (other than those it customarily prepares or before it customarily files such financial statements), (ii) the Company would be required to file an amendment to the registration statement to describe facts or events which individually or in the aggregate represent a fundamental change in the information contained in the registration statement within the meaning of Item 512 of Regulation S-K promulgated under the Securities Act, or (iii) the filing would require the premature announcement of any financing, acquisition, corporate reorganization, contract or other material corporate transaction or development involving the Company such as the Company reasonably determines would be materially detrimental to the interests of the Company and its Stockholders. The postponement will be for the minimum period reasonably required for the Company to prepare and file the necessary documents, in the case of a postponement pursuant to (i) or (ii) above, or the minimum period reasonably required to avoid such premature disclosure, in the case of (iii) above, and which period will not be in excess of thirty (30) days unless, because of the unusual nature of the particular circumstances, it is necessary that the period extend beyond thirty (30) days. The Company will promptly give each Holder who has submitted a Notice of Sale notice of any postponement exercised pursuant to this Section 1.3(d). As soon as the Prospectus Update has been effectuated following a postponement effected pursuant to this Section 1.3(d), the Company will notify each Holder who has submitted a Notice of Sale that the prospectus is available for use, whereupon each such Holder will have a period of five (5) days in which to sell its Registrable Securities.

            (e)  The Holder(s) may not sell shares of Registrable Securities under this Section 1.3 without first (i) complying with the Notice of Sale requirements of Section 1.3(c) and (ii) allowing the Company to prepare Prospectus Updates (including any permitted postponements thereof) as set forth in Sections 1.3(c) and (d). A Holder will submit a Notice of Sale only if in good faith it actually intends to sell the Registrable Securities covered thereby within such five (5) day period and with the understanding that a Notice of Sale is to be made only on the occasion that the sale of Registrable Securities is actually contemplated and not on a continual basis. A Holder will notify the Company by facsimile transmission promptly after it has completed or otherwise ceased sales following submission of a Notice of Sale. The Holder(s) will provide to the Company all information in the Holder(s)' possession or control, and will take all actions, as may be required in order to permit the Company to comply with all applicable requirements of the Securities Act and any applicable state securities laws.

            (f)    Under no circumstances shall the Company be required to keep a registration statement effective and available pursuant to this Section 1.3 for greater than one (1) year (after taking into account any periods of delay permitted under Sections 1.3(c) and (d) above); provided, however, that, in the event that the Company keeps the registration statement effective in excess of one (1) year (which period includes any periods of delay permitted under Sections 1.3(c) and (d) above) for the benefit of the third party that requested the S-3 registration, the Holder(s) shall be entitled to submit a Notice of Sale pursuant to Section 1.3(c) until the Company provides notification to the Holder(s) that the Company intends to withdraw the registration statement in five (5) days following the date of such notification, whereupon the Holder(s) shall have a period of five (5) days following the date of such notice in which to sell its Registrable Securities (subject to postponement in accordance with Sections 1.3(c) and (d) above).

          1.4  Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as soon as reasonably possible:

            (a)  Prepare and file with the SEC a registration statement on Form S-3 with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of one (1) year or such shorter period during which the Holder(s) complete the distribution described in the registration statement relating thereto, whichever first occurs.

            (b)  Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of such Registrable Securities pursuant to the terms and subject to the conditions of this Agreement.

            (c)  Furnish to the Holder(s) such numbers of copies of a prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them and registered hereunder.

            (d)  Use its best efforts to register and qualify the securities covered by such registration statement under such securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

            (e)  Provide a transfer agent and registrar for all Registrable Securities registered hereunder not later than the effective date of such registration.

            (f)    Use best efforts to cause the transfer agent to remove restrictive legends on certificates representing the Registrable Securities covered by a registration statement hereunder, as the Company determines to be appropriate, upon advice of counsel. The stockholders acknowledge that until so removed the Shares will bear the following legend:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR YAHOO! INC. (THE "COMPANY") SHALL HAVE RECEIVED AN OPINION, IN FORM, SCOPE AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY, OF COUNSEL WHO IS REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED."

            (g)  Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

            (h)  In the event of any underwritten public offering hereunder, enter into and perform its obligations under an underwriting agreement, to be agreed upon with the managing underwriter of such offering. The Holder shall also enter into and perform its obligations under such an agreement.

          1.5  Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

          1.6  Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

            (a)  To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.6(a), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs (i) in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by a Holder or (ii) as a result of any use or delivery by a Holder of a prospectus other than the most current prospectus made available to such Holder by the Company.

            (b)  To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, and any other Holder selling securities in such registration statement, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs (i) in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration or (ii) as a result of any use or delivery by such Holder of a prospectus other than the most current prospectus made available to such Holder by the Company; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.6(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld. The liability of a selling Holder under this paragraph (b) and under paragraph (d) below shall be limited to an amount equal to the net proceeds to such selling Holder from the sale of such Holder's Registrable Shares hereunder, unless such liability arises out of or is based on the willful conduct of the Holder.

            (c)  Promptly after receipt by an indemnified party under this Section 1.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would not be permitted by law or under the ethical rules applicable to such counsel. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.6.

            (d)  If the indemnification provided in this Section 1.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

            (e)  The obligations of the Company and Holder(s) under this Section 1.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          1.7  Reports Under Securities Exchange Act of 1934. With a view to making available to the Holder(s) the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to its best efforts to:

            (a)  make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

            (b)  file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

            (c)  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration.

          1.8  Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned by any Holder to a transferee or assignee of at least 50% of such Holder's Registrable Securities, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

          1.9  Termination of Registration Rights. The rights granted under this Section 1, including the rights to utilize any previously filed registration statements, shall terminate upon the earlier of (a) two years following the date of this Agreement or (b) at such time as the Holder(s) may sell all of its Registrable Securities in any single three month period pursuant to Rule 144 (or such successor rule as may be adopted).

        2.    Representations and Warranties of the Stockholders and Holders.

          2.1  Representations and Warranties of the Stockholders and the Holders. The Shares will be acquired for investment for each Stockholder's own account and not with a view to the distribution of any part thereof, and each Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same except in each case, in a manner permitted pursuant to the Securities Act of 1933 (the "Securities Act"). Each Stockholder and each other Holder has not and will not enter into any transaction with respect to the Company's common stock or any other derivative transaction designed to eliminate or reduce the economic risk associated with ownership of the Shares, unless such transaction (i) occurs a sufficient period of time following the purchase of the Shares from SOFTBANK such that such transaction does not cause the purchase of the Shares to violate the Securities Act and (ii) is not in anticipation of the sale of the Shares pursuant to an effective registration statement under the Securities Act. Each Stockholder understands that (a) the Shares have not been registered under the Securities Act and (b) the Shares will be sold to each Stockholder in reliance on an exemption from registration under the Securities Act and, therefore, cannot be sold or transferred except in a transaction registered under the Securities Act or pursuant to an exemption from such registration. The transaction in which such Stockholder or Holder acquired Shares did not constitute a "distribution" as that term is defined by Rule 100 of Regulation M promulgated under the Exchange Act.

        3.    Miscellaneous.

          3.1  Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the Company and the holders of a majority of the Shares then held by all Holders. Any amendment or waiver effected in accordance with this Section 3.1 shall be binding upon the parties and their respective successors and assigns.

          3.2  Successors and Assigns. Subject to the provisions of Section 1.8, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          3.3  Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement and all acts and transactions pursuant hereto shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law.

          3.4  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

          3.5  Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          3.6  Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below (or as subsequently modified by written notice):

To the Company:	Yahoo! Inc. 701 First Avenue Sunnyvale, CA 94089 Attn: Senior Vice President, Corporate Development Facsimile: (408) 349-7721
With a copy at the same address to the attention of the General Counsel, facsimile (408) 349-6208, and a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, CA 94301 Attn: Kenton J. King Thomas J. Ivey Tel. No.: (650) 470-4500 Fax No.: (650) 470-4570
To the Holders:
Acqua Wellington Private Placement Fund Ltd.
c/o Fortis Fund Services (Bahamas) Ltd.
Montague Sterling Centre
East Bay Street, P.O. Box SS-6238
Nassau, Bahamas
Tel. No.: (212) 398-0666
Fax No.: (212) 398-9260
Acqua Wellington Opportunity I Limited. Shirlaw House 87 Shirley Street P.O. Box SS-19084 Nassau, Bahamas Tel. No.: (212) 398-0666 Fax No.: (212) 398-9260
With a copy to:	Jenkens & Gilchrist Parker Chapin LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174 Attention: Christopher S. Auguste Tel. No.: (212) 704-6230 Fax No.: (212) 704-6288

        3.7  Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

        3.8  Entire Agreement. This Agreement is the product of all of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

        3.9  Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

        3.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

        3.11 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

        3.12 Parity of Rights. The registration rights granted to the Holder(s) under this Agreement are not intended by the parties to be senior to any of the registration rights granted to holders of the Company's capital stock, but rather to rank on a pari passu basis with such rights. The parties agree to interpret the terms of this Agreement in a manner consistent with the foregoing intention.

        3.13 Acknowledgement and Disclaimer. The Stockholders acknowledge that the Company was not involved, and the Company disclaims any such involvement, in the negotiation of the Stock Purchase Agreement, or in directing or influencing the sale of the Shares by SOFTBANK to the Stockholders.

        The parties have executed this Agreement as of the date first above written.

YAHOO! INC.
By:	/s/ WILLIAM E. LOSCH
Name:	William E. Losch
Title:	Vice-President, Finance
STOCKHOLDERS
Acqua Wellington Private Placement Fund Ltd.
By:	/s/ R. PERRY PINDER/A. FORBES
Name:	R. Perry Pinder/A. Forbes
Title:	Vice-Presidents
Acqua Wellington Opportunity I Limited.
By:	/s/ MW TAYLOR
Name:	MW Taylor
Title:	Director

QuickLinks

  Exhibit 4.1
REGISTRATION RIGHTS AGREEMENT